Exhibit (8)(N)

PARTICIPATION AGREEMENT

by and between

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

and

DODGE & COX FUNDS

THIS AGREEMENT, dated as of the 15th day of April, 2011, by and between Teachers Insurance and Annuity Association of America, a New York domiciled life insurance company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (individually and collectively referred to as the “Account”) and Dodge & Cox Funds, a Delaware Statutory trust, as distributor for shares of the Dodge & Cox family of mutual funds (collectively, the “Funds” and individually, a “Fund”).

WHEREAS, the shares of beneficial interests of the Funds are divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets;

WHEREAS, each Fund is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and shares of the Portfolios are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, each Portfolio issues shares to the general public and to the separate accounts of insurance companies (“Participating Insurance Companies”) that fund variable annuity contracts sold to certain qualified and non-qualified pension and retirement plans that are defined contribution plans;

WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code Sections 401(a)/403(a), 403(b), 414(d), 415(m) and 457, or certificates thereunder, set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”);

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by resolution of the Board of Trustees of the Company to set aside and invest assets attributable to the Contracts;

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Funds know of no reason why shares in any Portfolio may not be sold to Participating Insurance Companies to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (and classes thereof) listed in Schedule B hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to serve as an investment medium for the aforesaid Contracts funded by the Account, and the Funds are authorized to arrange for the sale of such shares in the Designated Portfolios, and classes thereof, to the Account at net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the Company and the Funds agree as follows:

ARTICLE I. Sale of Fund Shares

1.1. The Funds have authority to arrange for the sale and distribution of each Fund’s shares (the “Shares”), and agree to make available to the Company for purchase on behalf of the Account Shares of the Designated Portfolios and classes thereof listed on Schedule B to this Agreement. Pursuant to such authority and instructions, and subject to Article VIII hereof, the Funds agree to make the Shares available to the Company for purchase on behalf of the Account, such purchases to be effected at net asset value in accordance with Section 1.3 of this Agreement and in accordance with the terms of the applicable Fund’s prospectus. Notwithstanding the foregoing, each Fund may suspend or terminate the offering of Shares of any Designated Portfolio or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Funds’ Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Designated Portfolio.

1.2. The Funds shall redeem, at the Company’s request, any full or fractional Shares held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, (i) the Company shall not redeem Shares attributable to Contract owners except in the circumstances permitted in Section 8.3 of this Agreement, and (ii) the Fund may suspend, postpone or delay redemption of Shares of any Designated Portfolio to the extent permitted by the 1940 Act, and any rules, regulations, or orders thereunder and any applicable policies and procedures of the Funds as set forth in the applicable Fund’s prospectus.

1.3. Each Fund hereby appoints the Company as an agent of the Funds for the limited purpose of receiving purchase and redemption requests on behalf of the Account (but not with respect to any Funds’ Shares that may be held in the general account of the Company) for the Shares made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account. The Company agrees to purchase and redeem the Shares of each Fund in accordance with the provisions of such applicable Fund’s prospectus. Receipt of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange is open for trading and on which the Funds calculate its net asset value pursuant to the rules of the SEC (a “Business Day”) by the Company as such limited agent of the Funds prior to the time that the Funds ordinarily calculates its net asset value as described from time to time in the applicable Fund’s prospectus (“Close of Trading”) (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time, either standard or daylight savings time, as applicable “E.T.”) shall constitute receipt by the Funds on that same Business Day, provided that the Funds receive notice of such request in accordance with Section 1.4 of this Agreement. The Company shall not aggregate orders received before the close of the NYSE with orders received at or after the close of the NYSE. The Company’s internal systems for processing and transmitting orders are reasonably designed to prevent orders received at or after the close of the NYSE from being aggregated with orders received before the close of the NYSE.

1.4. The Company and the Funds each represent that it or its respective agent is a member of the National Securities Clearing Corporation (“NSCC”) and each agrees that the terms and conditions of NSCC membership shall be incorporated herein. Each party shall act directly or through its respective agent according to the duties of a NSCC member and the procedures established by the NSCC specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Fund Shares. The Company shall pay for Fund Shares on the next Business Day after an order to purchase Fund Shares is received (Trade Date + 1). Payment shall be in federal funds transmitted through NSCC, provided that if commercial banks in New York, New York are authorized or required by law to close prior to 4:00 p.m. E.T. on any given Business Day, federal funds will be sent prior to 4:00 p.m. E.T. on the next succeeding Business Day to the Funds by 4:00 p.m. E.T. The Company will use the NSCC to communicate to the Funds or its agent, the purchases and redemptions of Shares of the Fund and will establish for the Company an omnibus account to hold the Shares of the respective Fund(s). If the Company reasonably believes that it will not be able to submit orders to the Funds or its agent through Fund/SERV on Trade Date + 1 (received by the Fund or its agent by 7:00 a.m. E.T.), the Company shall call the Fund’s or its agent’s NSCC Services Unit at 1.800.631.1120 no later than 9:30 a.m. on Trade Date + 1 to provide the orders that cannot be transmitted via Fund/SERV. All such orders shall be aggregated and provided as a net purchase or redemption order by the Funds. If possible, the Company shall submit such net orders via NSCC Cycle 12 (received by the Funds or its agent at approximately 10:00 a.m. E.T.); otherwise, the Company shall submit such net orders via facsimile to 1.816.218.0430 not later than 10:00 a.m. E.T. on Trade Date + 1. If payment in federal funds for any purchase is not received or is received by the Funds after 4:00 p.m. E.T. on such Business Day, the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Funds in connection with any advances to, or borrowings or overdrafts by, the Funds, or any similar expenses incurred by the Funds, as a result of portfolio transactions effected by the Funds based upon such purchase request. If the Funds do not receive the funds by the designated time the Funds reserve the right to cancel the purchase and the Company will be responsible for any market losses incurred. For the purposes of this section, market losses shall mean direct losses to the Funds caused by unwinding the trade. The Funds or its agent will transmit proceeds for redemption requests by 1:00 p.m. on Trade Date + 1; provided, however, the Funds or its agent reserve the right to settle redemption transactions within the time period set forth in the applicable Fund’s then-current prospectus.

1.5. Issuance and transfer of the Fund’s Shares will be by book entry only, unless otherwise agreed by the parties. Stock certificates will not be issued to the Company or any Account unless otherwise agreed by the parties. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.6. The Funds shall use its best efforts to furnish notice of any income, dividends, or capital gain distributions payable on any Shares (by written confirmation) to the Company by 7:00 p.m. E.T. The Company, on its behalf and on behalf of the Account, hereby elects to receive all such income, dividends, and capital gain distributions as are payable on any Shares in the form of additional Shares of that Designated Portfolio. The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election in writing and to receive all such income, dividends, and capital gain distributions in cash. The Funds shall notify the Company promptly of the number of Shares so issued as payment of such dividends and distributions.

1.7. The Fund shall make the net asset value per share for each Fund available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated. Any error material to the Funds and the Company (as determined by SEC guidelines and the Funds’ policies and procedures) in the calculation or reporting of the closing net asset value per Share shall be reported immediately upon discovery to the Company. In such event, the Company shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct closing net asset value per Share and the Funds shall bear the cost of correcting such errors including reasonable costs associated with preparing and mailing revised statements. Any error of a lesser amount shall be corrected in accordance with the Funds’ policies and procedures, provided the same are consistent with applicable SEC guidelines. In the event the Funds are unable to make the 7:00 p.m. E.T. deadline stated herein, it shall use commercially reasonable efforts to provide additional time for the Company to place orders for the purchase and redemption of Shares. Neither the Funds nor the Portfolio shall be liable for any information provided to the Company pursuant to this Agreement which information is based on incorrect information supplied by the Company or any other Participating Insurance Company to the Funds.

1.8. Notwithstanding anything to the contrary in this Agreement, the Funds acknowledge that the Company applies an Account-level frequent trading policy for Contract owner transactions and will not be applying the frequent trading policy of the Funds to such Contract owner transactions. However, the Company agrees to provide, promptly upon request by the Funds, the information provided in Schedule C attached hereto and made a part hereof.

1.9. The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s Shares may be sold to other investors and the cash value of the Contracts may be invested in other investment companies.

ARTICLE II. Representations and Warranties

2.1. The Company represents and warrants that the Contracts (i)(a) are, or prior to issuance will be, registered under the 1933 Act, or (i)(b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act and (ii) are currently and at the time of issuance will be treated as annuity contracts under applicable provisions of the Internal Revenue Code, that it will maintain such treatment and that it will notify the Funds immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws. The Company represents and warrants that it shall deliver such prospectuses, statements of additional information, proxy statements and periodic reports of the Funds as required to be delivered under applicable federal or state law and interpretations of federal and state securities regulators thereunder in connection with the offer, sale or acquisition of the Contracts. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under New York insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

2.2 The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Accounts are covered by a blanket fidelity bond or similar coverage for the benefit of the Accounts, in commercially reasonable amounts. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect.

2.3 Further, the Company acknowledges that, pursuant to Form 24f-2, the Funds are not required to pay fees to the SEC for registration of its shares under the 1933 Act with respect to its shares issued to Accounts that are unit investment trusts that offer interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC.

2.4. The Funds represent and warrant that Shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with applicable state and federal securities laws and that the Funds are and shall remain registered under the 1940 Act. The Funds shall amend the registration statement for its Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. The Funds are available for sale in the 50 states, Washington D.C., Puerto Rico, Guam, U.S. Virgin Islands, N. Mariana Islands and American Samoa. To the extent required by law, each Fund is registered and its shares are qualified for sale in all states and other jurisdictions in the United States unless Company is notified in writing to the contrary.

2.5. The Funds agree to comply with any applicable state insurance laws or regulations (including without limitation the furnishing of information not otherwise available to the Company which is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state, and including without limitation cooperating with the Company in any filings of sales literature for the Contracts), to the extent notified thereof in writing by the Company.

2.6. The Funds represent that it is lawfully organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act. The Funds also represent and warrant that it is or prior to the date of this Agreement will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6. The Funds represent and warrant that it is authorized to enter into this Agreement. The Funds represent and warrant that it is in material conformity with all applicable federal and state laws and related regulations. The Funds further represent that it will arrange for the sale of the Funds’ Shares in accordance with any applicable state and federal securities laws.

2.7. The Funds represent and warrant that all of their trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include without limitation coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE III. Fund Documents and Proxy Statements; Voting

3.1(a) For purposes of this Agreement, (i) the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498 of the 1933 Act, as amended (“Rule 498”) and (ii) the term “prospectus” shall collectively include the Fund’s current Summary Prospectus and the Fund’s current Statutory Prospectus including any updates/amendments thereto, such prospectus to include the Fund’s fee table and related narrative disclosure. The term “Fund Documents” shall mean those documents prepared by the Funds that, pursuant to Rule 498(e)(1) or any successor rule, must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus. Fund Documents include without limitation the Fund’s current Summary Prospectus, current Statutory Prospectus, current Statement of Additional Information (“SAI”), most recent annual and semi-annual reports to shareholders under Rule 30e-1 of the 1940 Act and amendments/updates to any of the foregoing. The Parties may agree from time to time to set appropriate security procedures and to perform electronically certain of their obligations under this Agreement, including without limitation, the delivery of disclosure documents, opening accounts, transmitting purchase, exchange, and redemption orders, and delivering and maintaining shareholder communications.

3.1(b) The Funds represent and warrant that the Summary Prospectuses and the hosting of such Summary Prospectuses on the Web site (“Fund Documents Web Site”) maintained by the Funds or its agent where Contract owners and prospective Contract owners may access the Fund Documents will comply in all material respects with the requirements of Rule 498 or any successor rule applicable to the Funds. The Funds represent and warrant that the url indicated on each Summary Prospectus will lead Contract owners directly to the Fund Documents Web Site used for hosting Summary Prospectuses and that the Fund Documents Web Site will host the current Fund Documents required to be posted in compliance with Rule 498 or any successor rule. The Funds represent that it has prepared and shall hereafter maintain adequate disaster recovery plans and procedures with regard to the Fund Documents Web Site that meet the requirements of applicable law at its sole cost and expense.

3.1(c) The Funds represent and warrant that it will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contract owner requests for additional Fund Documents that may be made directly to the Funds or one of its affiliates.

3.1(d) The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contract owner requests for additional Fund documents made directly to the Company or one of its affiliates.

3.1(e) The parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of Company. The Funds may provide web links or urls to the Company for use with Company’s electronic delivery of Fund Documents or on the Company’s website. Company will be solely responsible for the maintenance of such web links. The Funds shall provide the Company with as many copies of the Fund Documents including without limitation the Fund’s current prospectus as the Company may reasonably request. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus on diskette at the Funds’ expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Funds’ prospectus printed together in one document (such printing of the Fund’s prospectus to be at the Fund’s expense). The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498 or any successor rule.

3.1(f) If at any point the Funds determine that it no longer wishes to utilize the Summary Prospectus delivery option, the Funds must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus, and to reprint any bound volume referred to in Section 3.1(e) above. The Funds will bear the proportional cost associated with reprinting and rebinding any bound volume referred to in Section 3.1(e) above due to (i) the Funds’ decision to no longer use a Summary Prospectus or (ii) any material Fund event such as a merger or liquidation that would require updating under applicable law. After the termination of any notice period provided to the Company pursuant to this subsection, the Funds shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Agreement and Rule 498 or any successor rule for a minimum of ninety (90) days, in order to comply with Rule 498(e)(1) or any successor rule.

3.1(g) The Funds will provide the Company with as much notice as is reasonably practicable of any material change to the Fund Documents, particularly any change resulting in a change to the registration statement or prospectus for any Portfolio used by an Account, in order to enable the Company to fulfill its obligations under this Agreement and applicable law. The Funds will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties at least one complete copy of all Fund Documents that relate to the Funds or its Shares. In accordance with applicable law, the Funds shall provide the Company with reasonable advance written notice that a supplement will become available, provided, however, that such notice shall be reasonable in the circumstances. The Funds will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties proxy statements, sales literature and other promotional materials, applications for exemptions, and requests for no-action letters promptly after the filing of such document(s) with the SEC or other regulatory authorities.

3.2. INTENTIONALLY OMITTED

3.3(a) The Funds, at its expense, shall provide the Company with copies of its proxy materials, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners. The Funds will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Fund to enable it to solicit instructions from Contract owners, to the extent required by law. The Funds will work with the Company so as to enable the Company to solicit proxies from Contract owners in an orderly manner.

3.3(b) The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Shares in accordance with instructions received from Contract owners; and

(iii)	vote Shares for which no instructions have been received in the same proportion as Shares of such portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law.

The Company will vote Shares held in any segregated asset account in the same proportion as Shares of such portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.

ARTICLE IV. Sales Material and Information

4.1. Except as permitted in Section 4.2 of this Agreement, the Company shall furnish, or shall cause to be furnished, to the Funds or its designee, each piece of sales literature or other promotional material that the Company develops and in which the Funds (or a Designated Portfolio thereof) or the Funds’ investment adviser or the Funds’ underwriter is named at least fifteen (15) days prior to the anticipated use of such material. The Funds or its designee reserves the right to reasonably object to the use of any such sales literature or other promotional material in which the Funds (or a Designated Portfolio thereof) or the Funds’ investment adviser or the Funds’ underwriter is named, and no such material shall be used if the Funds or its designee so objects. The Funds shall be entitled to review the Company’s placement of sales materials with the Summary Prospectus in order to examine the Company’s compliance with applicable laws. With respect to an Account that invests in a Fund, a Fund will be deemed to have approved statements about the Fund’s investment objective, investment adviser and annual operating expenses in the Account’s registration statement provided that such statements are accurately derived, and not taken out of context, from the Fund’s then current prospectus, which is provided to the Company by the Fund upon request. On an annual basis, the Company will request, and the Funds shall use best efforts to provide by April 15th of that year each Fund’s annual operating expenses as of the most recent fiscal year end.

4.2. The Company is not authorized to make any representations or statements about the Funds or concerning Shares except those contained in the then current prospectuses and other information provided by the Funds, or as otherwise agreed to by the Funds at least fifteen (15) days prior to the anticipated use of such material. Company agrees not to use other advertising or sales material relating to the Fund unless approved by the Funds in advance of such use; provided, however, that Company is authorized to: (a) identify the Funds in a listing of mutual funds that Company may make available to eligible investors; (b) use logos, trade names, trademarks, and service marks of the Funds in communications; and (c) use information obtained from publicly available databases maintained by reputable sources such as Morningstar, Inc. and Ibbotson, provided such data is properly attributed to its source by the Company.

4.3. The Funds, or their designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or its Account, is named. No such material shall be used until approved by the Company. The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.

4.4. The Funds shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in the registration statement or prospectus for the Contracts (which shall include without limitation an offering memorandum, if any, if the

Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as they may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5. For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to the Funds or any affiliate of the Funds: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including without limitation brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Funds.

ARTICLE V. Fees and Expenses

5.1. All expenses incident to performance by the Funds under this Agreement or as required under applicable law shall be paid by the Funds. The Funds shall bear the expenses associated with producing Fund Documents and proxy statements for Contract owners and for delivery of such materials to the Company. The Company will bear expenses associated with the mailing of Fund Documents to Contract Owners. The Funds shall bear expenses associated with the mailing of proxy statements to Contract Owners.

5.2. The Funds shall pay no fee or other compensation to the Company under this Agreement. The Company may, however, receive an administrative fee from the Funds’ investment adviser pursuant to a separate agreement between the investment adviser and the Company for administrative services performed by the Company.

5.3 All expenses incident to performance by the Funds under this Agreement or applicable law shall be paid by the Funds. Except as noted in Section 5.1, all expenses incident to performance by the Company under this Agreement or applicable law shall be paid by the Company.

ARTICLE VI. Indemnification

6.1. Indemnification By the Company

6.1(a) The Company agrees to indemnify and hold harmless each of the Funds, and its respective trustees/directors and officers, and each person, if any, who controls the Funds within the meaning of Section 15 of the 1933 Act or who is under common control with the Funds (collectively, the “Fund Indemnified Parties” for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Fund Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements that:

(i) arise out of or are based upon any untrue statement of any material fact regarding the Fund or any Portfolio contained in the registration statement or prospectus or SAI (which shall include an offering memorandum) or sales literature of the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Fund Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Funds for use in the registration statement, prospectus or SAI for the Contracts or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund Shares;

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature not supplied by the Company, or persons under its control) or wrongful conduct of the Company, or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares;

(iii) arise out of any untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Funds, or any amendment thereof or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement or the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Funds by or on behalf of the Company; or

(iv) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement;

as limited by and in accordance with the provisions of Sections 6.1(b) and 6.1(c) hereof. In no event shall the Company be liable to the Funds for special, indirect, or consequential damages, or lost profits or loss of business, arising under or in connection with such breach or misrepresentation.

6.1(b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which a Fund Indemnified Party would otherwise be subject by reason of such Fund Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Fund Indemnified Party’s duties or by reason of such Fund Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

6.1(c) The Company shall not be liable under this indemnification provision with respect to any claim made against a Fund Indemnified Party unless such Fund Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Fund Indemnified Party (or after such Fund Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Fund Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against a Fund Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Fund Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

6.1(d) In accordance with applicable law, rule or regulation, the Fund Indemnified Parties shall promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares as investment media for the underlying subaccounts of the Contracts.

6.2. Indemnification by the Funds

6.2(a) The Funds agree to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Parties” for purposes of this Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Funds ) or litigation (including legal and other expenses) to which the Company Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements that:

(i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Company Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Funds by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Funds or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund Shares;

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Funds (or persons under their control) or wrongful conduct of the Funds or persons under their control, with respect to the sale or distribution of the Contracts or Funds’ Shares;

(iii) arise out of any untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Funds;

(iv) arise as a result of any failure by the Funds to provide the services and furnish the materials under the terms of this Agreement (including without limitation a failure of the Fund, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section 2.4 of this Agreement); or

(v) arise out of or result from any breach of any representation and/or warranty made by the Funds in this Agreement or arise out of or result from any other breach of this Agreement by the Funds;

as limited by and in accordance with the provisions of Sections 6.2(b) and 6.2(c) hereof. Notwithstanding anything to the contrary in this Agreement, in no event shall Funds be liable to the Company for special, indirect, or consequential damages, or lost profits or loss of business, arising under or in connection with such breach or misrepresentation.

6.2(b) The Funds shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Company Indemnified Party would otherwise be subject by reason of such Company Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Company Indemnified Party’s duties or by reason of such Company Indemnified Party’s reckless disregard of its obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

6.2(c) The Funds shall not be liable under this indemnification provision with respect to any claim made against a Company Indemnified Party unless such Company Indemnified Party shall have notified the Funds in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Company Indemnified Party (or after such Company Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Funds of any such claim shall not relieve the Funds and from any liability which it may have to the Company Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Company Indemnified Party, the Funds will be entitled to participate, at its own expense, in the defense thereof. The Funds also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Funds to such party of the Fund’s election to assume the defense thereof, the Company Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Funds will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

6.2(d) The Company Indemnified Party will promptly notify the Funds of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Fund Shares as part of the Contracts.

ARTICLE VII. Applicable Law

7.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

7.2. This Agreement shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including without limitation such exemptions from those statutes, rules, and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VIII. Termination

8.1. This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party, for any reason with respect to some or all Designated Portfolios, by ninety (90) days-advance written notice delivered to the other parties;

(b)	termination by the Company, upon the Funds’ breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Company within fifteen days after written notice of such breach is delivered to the Funds, as applicable;

(c)	termination by the Company by written notice to the Funds based upon the Company’s determination that Shares of the Funds are not reasonably available to meet the requirements of the Contracts;

(d)	At the option of the Company in the event that any Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code or under any successor or similar provision, or if the Company reasonably believes that any Portfolio may fail to so qualify. Termination shall be effective immediately upon notice to the Funds;

(e)	termination by the Company by written notice to the Fund in the event any of the Shares are not registered, issued, or sold in accordance with applicable state and/or federal law or such law precludes the use of such Shares as the underlying investment media of the Contracts issued or to be issued by the Company;

(f)	termination by the Company in the event that formal administrative proceedings are instituted against the Fund by FINRA, the SEC, or any state securities or insurance department, or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Funds to perform its obligations under this Agreement;

(g)	termination by the Company by written notice to the Funds, if the Company shall determine, in its sole judgment exercised in good faith, that the Funds have suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity;

(h)	termination by the Company upon any substitution of the shares of another investment company or series thereof for Shares in accordance with the terms of the Contracts, provided that the Company has given at least sixty (60) days-prior written notice to the Funds of the date of substitution;

(i)	termination by the Funds upon the Company breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Funds, within 15 (fifteen) days after written notice of such breach is delivered to the Company;

(j)	termination by the Funds, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon notice to the Company;

(k)	termination by the Funds in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the New York Insurance Commissioner, or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Shares; provided, however, that the Funds determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(l)	termination by the Funds by written notice to the Company, if the Funds shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity.

8.2. Notwithstanding any termination of this Agreement, the Funds shall, upon the mutual agreement of the parties hereto, continue to make available additional Shares pursuant to the terms and conditions of this Agreement and subject to the applicable Fund’s prospectus, for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”). Specifically, if the Funds agree to make additional Shares available, the owners of the Existing Contracts may be permitted to reallocate investments in the Funds, redeem investments in the Funds, and/or invest in the Funds upon the making of additional purchase payments under the existing Contracts (subject to any such election by the Funds). The parties agree that this Section 8.2 shall not apply to any terminations under Section 8.1(h) of this Agreement.

8.3. The Company shall not redeem Shares attributable to the Contracts (as opposed to Shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”), (iii) upon sixty (60) days-prior written notice to the Funds, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the Shares is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contract. Upon request, the Company will promptly furnish to the Funds reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contacts, the Company shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Funds (sixty) 60 days notice of its intention to do so.

ARTICLE IX. Anti-Money Laundering and Customer Identification

9.1(a) The parties acknowledge that the SEC and the United States Treasury Department have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the “AML-CIP Regulations”), specifically requiring certain financial institutions to establish a written anti-money laundering and customer identification program (an “AML-CIP Program”).

9.1(b) The Funds and the Company each represent, warrant and certify that they or in the case of the Company their distributor have established, and covenant that at all times during the existence of this Agreement they or in the case of the Company their distributor maintains, an AML-CIP Program in compliance with the AML-CIP Regulations.

9.1(c) The Company covenants that it will cause its distributor to perform all activities, including the establishment and verification of customer identities as required by the AML-CIP Regulations and/or its AML-CIP Program, with respect to all Contract owners on whose behalf a direct account with the Funds is maintained.

ARTICLE X. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Funds:

Dodge &Cox Funds
c/o Dodge & Cox
555 California Street, 40th Floor
San Francisco, CA 91404
Attention: Contract Administration

If to the Company:

Teachers Insurance and Annuity Association of America
Institutional Product Management
730 Third Avenue
New York, New York 10017
Attention: Managing Director, Product Management

With a copy to:	Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: General Counsel, Product Development Management & Sales Law

ARTICLE XI. Miscellaneous

11.1. All persons dealing with the Funds must look solely to the property of the Funds, and in the case of a series company, the respective Designated Portfolios listed on Schedule B hereto as though each such Designated Portfolio had separately contracted with the Company and the Funds for the enforcement of any claims against the Funds. The parties agree that neither the Board, officers, agents, nor shareholders of the Funds assume any personal liability or responsibility for obligations entered into by or on behalf of the Funds.

11.2. The parties will keep confidential any information regarding the Portfolios, the Contracts and the Contract owners received in connection with providing services and meeting their respective obligations hereunder, except: (a) as necessary to provide services under this Agreement or otherwise meet their respective obligations under this Agreement; (b) as necessary to comply with applicable law; and (c) information regarding the Portfolios which is otherwise publicly available. The parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1–248.30) (“Reg S-P”), and any

other applicable federal or state privacy laws and regulations, including without limitation, , including without limitation 201 CMR 17.00 et seq. and applicable security breach notification regulations (collectively “Privacy Laws”). Each party shall use such data solely to effect the services contemplated herein, and no party will directly, or indirectly through an affiliate, disclose any non-public personal information (“Non-public Personal Information”), as defined in Reg S-P, received from another party to any person that is not an affiliate, designee or agent of the receiving party and provided that any such information disclosed to an affiliate designee or agent will be under the same limitations on use and non-disclosure and will comply with all legal requirements. The Funds will not use information, including without limitation Non-public Personal Information, directly or indirectly provided to them by the Company or its designees or agents pursuant to this Agreement for the purpose of marketing to Contract owners or any other similar purpose. Except for confidential information consisting of Non-Public Personal Information, which will be governed in all respects in accordance with the immediately preceding sentence, confidential information does not include information which (i) was publicly known and/or was in the possession of the party receiving confidential information (the “Receiving Party”) from other sources prior to the Receiving Party’s receipt of confidential information from the party disclosing confidential information (the “Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

11.3 Notwithstanding any other provisions of this Agreement to the contrary, the parties and their respective designees, agents and assigns will not be responsible for delays or errors caused by acts of God or by circumstances beyond their reasonable control, including without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, labor unrest, strikes and lockouts, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe. Notwithstanding the foregoing, the party so affected will take all reasonable steps to avoid or remove such cause of nonperformance and resume performance hereunder as soon as is reasonably practicable.

11.4. Captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.5. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.7. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the New York Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such New York Insurance Commissioner may request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with the New York variable annuity laws and regulations and any other applicable law or regulations.

11.8. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.9. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

11.10. Notwithstanding any termination of this Agreement, each party’s obligation under Article VI to indemnify the other parties shall survive.

11.11 It is understood that the name “Dodge & Cox” or any derivative thereof or logo associated with that name is the valuable property of the Funds and its affiliates, and that the Company has the right to use such name (or derivative or logo) only so long as this Agreement is in effect. Upon termination of this Agreement the Company shall forthwith cease to use such name (or derivative or logo).

11.12 Except as provided in this paragraph 11.12, this Agreement may be amended only by a writing signed by both parties. The Company may amend Schedule A by mailing the amended Schedule A in accordance with the notice provision herein. Any such amendment shall be effective as of the earlier of (i) its receipt by the Funds or (ii) the date indicated on the amended Schedule A.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, ON BEHALF OF ITSELF AND EACH SEGREGATED ASSET ACCOUNT SET FORTH ON SCHEDULE A:

By its authorized officer

By:
Name:
Title:
Date:
DODGE & COX FUNDS

By its authorized officer

By:
		Name:	Kenneth E. Olivier
		Title:	President and Chief Executive Officer
Date:

SCHEDULE A

SEPARATE ACCOUNTS OF THE COMPANY

TIAA Separate Account VA-3

Dated: April 15, 2011

SCHEDULE B

DESIGNATED PORTFOLIOS AND CLASSES

Dodge & Cox International Stock Fund

Dated: April 15, 2011

SCHEDULE C

PROVISION OF SHAREHOLDER INFORMATION

A. Agreement to Provide Information. The Company agrees to provide the Funds, upon written request (which may be provided electronically), the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the Account and the amount, date, name, or other identifier of any investment professional(s) associated with the Shareholder(s) or Account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account maintained by the Company during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. The Funds may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

(ii) Form and Timing of Response. The Company agrees to provide the requested information that is on its books and records to the Funds or their designee request of the Funds or its designee, but in any event not later than five (5) Business Days after receipt of a request. If the requested information is not on the Company’s books and records, the Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received an information request is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Funds or its designee, promptly either: (i) provide (or arrange to have provided) the information requested above for those Shareholder(s) who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, Shares of the Funds. Indirect Intermediary agrees to inform the Funds whether it plans to perform (i) or (ii). The format for any transaction information provided to the Fund should be in writing consistent with the NSCC Standardized Data Reporting Format or, as mutually agreed to by the parties, an electronically readable database files (e.g., an Excel worksheet).

(iii) Limitations on Use of Information. The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of the Company. The Fund agrees to handle the information received in compliance with applicable federal and state privacy laws and regulations, including without limitation security breach notification and disposal of information requirements.

B. Agreement to Restrict Trading. The Company agrees to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Funds as having engaged in transactions of the Funds’ Shares

(directly or indirectly through the Account) that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds, including, without limitation, the Funds’ excessive trading and market timing policies.

(i) Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Company.

(iii) Confirmation by the Company. The Company must provide written confirmation to the Funds that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

(iv) Limitation on Enforcement of Fund Policies. Unless otherwise directed by the Funds , any such restrictions or prohibitions shall not apply to the following purchases, redemptions, transfers or exchanges that are effected directly or indirectly through the Company: (A) purchases of Shares (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, asset allocation programs, or automatic rebalancing programs or (ii) pursuant to a Contract death benefit, one-time step-up in Contract value pursuant to a Contract death benefit, allocation of assets to a Fund through a Contract a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract, or pre-arranged transfers at the conclusion of a required free look period; (B) redemptions of Shares (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract; and (C) automated scheduled transfers or exchanges of Shares, such as through a “dollar cost averaging” program, asset allocation program, or periodic “account rebalancing” program, or pursuant to (A) or (B) above.

(v) Address for Instructions. Unless otherwise agreed to by the parties hereto, instructions must be received by the Company at the following address, or such other address that the parties may agree to in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Blvd.

Mail Stop: 8500/N4

Charlotte, NC 28262

Attention: Internal Transfers Business Unit

Email: 22c2@tiaa-cref.org

C. Policies to Prevent Excessive Trading. The Company represents that it has adopted and implemented policies and procedures that are reasonably designed to prevent, detect and deter excessive trading in units of the Contracts. The Company agrees to furnish the Funds with a copy of such policies and procedures promptly upon request.

D. Notices and Other Information. Except as provided in subsection B(v) above, all communications and notices to a party shall be sent to the address set forth in Article X of this Agreement. Each party shall also furnish a contact name and number or e-mail address for routine questions.

E. Definitions. For purposes of this Agreement:

(i) The term “Funds” includes the mutual funds noted in the recital to this Amendment and such Fund’s principal distributor and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

(ii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by the Company directly or indirectly through the Accounts.

(iii) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Company or by an Account.

F. Limitation of Liability. Nothing herein, nor any action or inaction by the Company, shall be construed as, or infer that the Company has undertaken any duty or obligation, other than that already imposed upon it pursuant to applicable law or regulation, whether expressed or implied, at law or in equity, to detect abusive trading activities pursuant to the Funds’ abusive trading procedures.